EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the registration statements of Atlas Energy, Inc. (the “Company”) on Forms S-8 (File No. 333-162234, effective September 30, 2009, File No. 333-162212, effective September 30, 2009, File No. 333-162192, effective September 29, 2009, File No. 333-126343, effective July 1, 2005 and File No. 333-157740, effective November 26, 2008) and of the reference to Wright & Company, Inc. and the inclusion of our report dated February 26, 2010 in the Annual Report on Form 10-K for the year ended December 31, 2009, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

WRIGHT & COMPANY, INC.

/s/ D. Randall Wright

D. Randall Wright, P.E.

President

February 26, 2010

Brentwood, Tennessee